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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                            ______________________


                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)  April 29, 1998
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                             Nevada Power Company
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            (Exact Name of Registrant as Specified in its Charter)



           Nevada                        1-4698                   88-0045330
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(State or Other Jurisdiction          (Commission               (IRS Employer
      of Incorporation)               File Number)           Identification No.)



6226 West Sahara Avenue, Las Vegas, Nevada                           89102
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 (Address of Principal Executive Offices)                          (Zip Code)



Registrant's telephone number, including area code: (702) 367-5000
                                                    --------------



                                      NA
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         (Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events

          Merger Transaction. On April 30, 1998, Nevada Power Company, a Nevada corporation ("Nevada Power"), announced that it entered into an Agreement and Plan of Merger, dated as of April 29, 1998 (the "Merger Agreement"), with Sierra Pacific Resources, a Nevada corporation ("Sierra Pacific"), LAKE Merger Sub, Inc. and DESERT Merger Sub, Inc., each a Nevada corporation and a wholly-owned subsidiary of Sierra Pacific. The Merger Agreement provides for the merger of LAKE Merger Sub, Inc. with and into Sierra Pacific (the "First Merger"), with Sierra Pacific as the surviving corporation, and the merger of Nevada Power with and into DESERT Merger Sub, Inc. (the "Second Merger" and together with the First Merger, the "Mergers"), with DESERT Merger Sub, Inc. as the surviving corporation (the "Surviving Corporation"). Following the Mergers, Nevada Power will become a wholly-owned subsidiary of Sierra Pacific. In the Mergers, the outstanding common stock of Sierra Pacific and Nevada Power, other than common stock held by Sierra Pacific and Nevada Power or any of their respective wholly-owned subsidiaries, which will be canceled, will be converted into the right to receive cash or stock of Sierra Pacific, as described below.

          In the First Merger, holders of 4,037,809 shares of the common stock, par value $1.00 per share, of Sierra Pacific ("Sierra Pacific Common Stock"), representing approximately 13.1% of the outstanding shares of Sierra Pacific Common Stock, will receive cash for their shares (the "Sierra Pacific Cash Number"). In the Second Merger, holders of 11,715,084 shares of the common stock, par value $1.00 per share, of Nevada Power ("Nevada Power Common Stock"), representing approximately 23.1% of the outstanding shares of Nevada Power Common Stock, will receive cash for their shares (the "Nevada Power Cash Number"). The holders of the remaining outstanding shares of Sierra Pacific Common Stock (the "Sierra Pacific Stock Number") and the remaining outstanding shares of Nevada Power Common Stock (the "Nevada Power Stock Number") will receive Sierra Pacific Common Stock for their shares. After the Mergers, Sierra Pacific stockholders will own approximately 49.8% of the outstanding Sierra Pacific Common Stock and Nevada Power stockholders will own approximately 50.2% of the outstanding Sierra Pacific Common Stock.

          In the First Merger, subject to the allocation procedures set forth in the Merger Agreement and summarized below, each holder of Sierra Pacific Common Stock will be entitled to elect to receive for each share of Sierra Pacific Common Stock owned by such holder $37.55 in cash, 1.44 shares of Sierra Pacific Common Stock (the "Sierra Pacific Exchange Ratio"), a combination of cash and Sierra Pacific Common Stock or to indicate that such holder has no preference as to the receipt of cash or Sierra Pacific Common Stock. Notwithstanding the foregoing, if any Sierra Pacific stockholder owns less than 100 shares of Sierra Pacific Common Stock at the time such election is made, such stockholder will be deemed to have elected to receive cash for such stockholder's shares of Sierra Pacific Common Stock, and such stockholder will cease to be a stockholder of Sierra Pacific. If, however, on the day immediately preceding completion of the First Merger, the per share value of the Sierra Pacific Common Stock to be received in the First Merger, as determined by multiplying the 20-day average per share closing price of the Sierra Pacific Common Stock as of such date by the Sierra Pacific Exchange Ratio, exceeds $45.06, which is equal to 120% of the per share cash consideration to be received in the

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First Merger, Nevada Power and Sierra Pacific have the option to mutually agree to follow such stockholder's election.

          In the Second Merger, subject to the allocation procedures set forth in the Merger Agreement and summarized below, each holder of Nevada Power Common Stock will be entitled to elect to receive for each share of Nevada Power Common Stock owned by such holder $26 in cash, 1.00 shares of Sierra Pacific Common Stock (the "Nevada Power Exchange Ratio"), a combination of cash and Sierra Pacific Common Stock or to indicate that such holder has no preference as to the receipt of cash or Sierra Pacific Common Stock. Notwithstanding the foregoing, if any Nevada Power stockholder owns less than 100 shares of Nevada Power Common Stock at the time such election is made, such stockholder will be deemed to have elected to receive cash for such stockholder's shares of Nevada Power Common Stock, and such stockholder will not become a stockholder of Sierra Pacific.
If, however, on the day immediately preceding completion of the Second Merger, the per share value of the Sierra Pacific Common Stock to be received in the Second Merger, as determined by multiplying the 20-day average per share closing price of the Sierra Pacific Common Stock as of such date by the Nevada Power Exchange Ratio, exceeds $31.44, which is equal to 120% of the per share cash consideration to be received in the Second Merger, Nevada Power and Sierra Pacific have the option to mutually agree to follow such stockholder's election.

          The Mergers are expected to be tax-free to stockholders of Nevada Power and Sierra Pacific to the extent that they receive shares of Sierra Pacific Common Stock, and any cash received is expected to be taxed as capital gain.

          If the number of shares of Sierra Pacific Common Stock or Nevada Power Common Stock for which cash was elected exceeds the Sierra Pacific Cash Number or the Nevada Power Cash Number, respectively, then (i) those stockholders who elected stock or who made no election will receive stock, (ii) those stockholders who hold less than 100 shares of Sierra Pacific Common Stock or Nevada Power Common Stock, as the case may be, will receive all cash for their shares, unless Sierra Pacific and Nevada Power mutually agree to follow such stockholders' elections as described above, and (iii) the remaining cash will be prorated among the remaining stockholders who elected cash; provided that those remaining stockholders who, after such proration, would receive less than 100 shares of Sierra Pacific Common Stock, will receive cash and any remaining cash will be allocated pro rata among those holders who will hold 100 or more shares of Sierra Pacific Common Stock after such pro rations. Those shares not converted into cas or stock as described above will be converted into stock.

          If the number of shares of Sierra Pacific Common Stock or Nevada Power Common Stock for which stock was elected exceeds the Sierra Pacific Stock Number or the Nevada Power Stock Number, respectively, then (i) those stockholders who elected cash or who made no election will receive cash, (ii) those stockholders who hold less than 100 shares of Sierra Pacific Common Stock or Nevada Power Common Stock, as the case may be, will receive all cash for their shares, unless Sierra Pacific and Nevada Power mutually agree to follow such stockholders' elections as described above, and (iii) the remaining cash will be prorated among those stockholders who elected stock. Those shares not converted into cas or stock as described above will be converted into stock.

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          If neither the number of shares of Sierra Pacific Common Stock or
Nevada Power Common Stock for which cash was elected exceeds the Sierra Pacific Cash Number or Nevada Power Cash Number, respectively, nor the number of shares of Sierra Pacific Common Stock or Nevada Power Common Stock for which stock was elected exceeds the Sierra Pacific Stock Number or Nevada Power Stock Number, respectively, then (i) those stockholders who hold less than 100 shares of Sierra Pacific Common Stock or Nevada Power Common Stock, as the case may be, will receive all cash for their shares, unless Sierra Pacific and Nevada Power mutually agree to follow such stockholders' elections as described above, (ii) all stockholders who elected cash will receive cash, (iii) all stockholders who elected stock will receive stock and (iv) all stockholders who made no election will receive cash, stock or a combination of cash and stock, as mutually determined by Sierra Pacific and Nevada Power.

          The Merger Agreement contains customary representations and warranties for transactions of this kind, including representations regarding corporate matters, capitalization, corporate authority, financial statements, absence of material changes, litigation, tax matters, employee benefits, environmental compliance and regulatory matters.

          The Merger Agreement provides that between the time of signing the Merger Agreement and completing the Mergers, each of the parties will be required to conduct its business only in the ordinary course and will be prohibited from taking certain actions (subject to ordinary course exceptions, certain negotiated dollar caps and, where appropriate, previously budgeted amounts or planned actions) without the consent of the other party. Among the more significant restrictions or limitations are those relating to paying dividends on common stock; issuing new securities; making acquisitions, dispositions, investments or capital expenditures; amending charter documents; incurring debt; and increasing compensation or benefit commitments. The Merger Agreement also provides for Nevada Power and Sierra Pacific to create a plan to examine the manner in which to best organize and manage the combined companies.

          The Board of Directors of Nevada Power has received an opinion from its investment banker, PaineWebber Incorporated, to the effect that, based on the procedures described in its opinion and such other matters as it considers relevant, as of the date of the Merger Agreement, the consideration to be received by Nevada Power stockholders in connection with the Mergers is fair, from a financial point of view, to the holders of Nevada Power Common Stock.

          In the Merger Agreement, each of Nevada Power and Sierra Pacific has agreed to convene a special meeting of its stockholders to approve the transactions contemplated by the Merger Agreement. In the that regard, Nevada Power and Sierra Pacific will prepare a joint proxy statement/prospectus to be filed with the Securities and Exchange Commission to be used to solicit the vote of their respective common stockholders and to register under the Securities Act of 1933, as amended, the shares of Sierra Pacific Common Stock to be issued in the Mergers. Obtaining such stockholder approvals is a condition to completion of the Mergers. Nevada Power currently anticipates that it will hold its special stockholders' meeting in the third quarter of 1998.

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          Nevada Power and Sierra Pacific will be required to obtain certain state and federal regulatory approvals, including, the Public Utilities Commission of Nevada, the Federal Energy Regulatory Commission, and the Securities and Exchange Commission, and the filing of the requisite notification with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of the applicable waiting period thereunder. Obtaining such approvals is a condition to completion of the Mergers. Other conditions to completion of the Mergers include no court or regulatory orders prohibiting completion of the Mergers; the continuing accuracy of each party's representations and warranties in the Merger Agreement; the absence of any material adverse change in either party's financial condition; the performance by each party of its obligations under the Merger Agreement; and receipt of certain tax opinions.

          In the Merger Agreement, Nevada Power and Sierra Pacific have each made certain covenants, including with respect to indemnification of directors and officers, publicity, and employee benefits matters. In addition, each of Nevada Power and Sierra Pacific has agreed not to authorize or permit any of its respective representatives to, directly or indirectly, initiate, solicit, encourage, or take any action to facilitate knowingly any inquiries or the making of any offer or proposal that constitutes a business combination transaction with any third party, except that, prior to the time at which stockholder approval is obtained from Nevada Power stockholders or Sierra Pacific stockholders, as the case may be, each party may engage in discussions or negotiations with a third party who seeks to initiate such discussions or negotiations, furnish such third party information concerning its business and accept an unsolicited business combination proposal from such third party if (i) its board of directors reasonably believes in good faith, after consultation with its financial advisors, that such proposal may be more favorable to its stockholders than the Mergers and its board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that failure to take such action could reasonably be expected to be a breach of its fiduciary duties under applicable law and (ii) certain other conditions of the Merger Agreement are satisfied.

          The Merger Agreement provides that after the effectiveness of the Mergers (the "Effective Time"), the corporate headquarters of Sierra Pacific will be located in Reno, Nevada. The headquarters of Sierra Pacific Power Company and of Nevada Power will be located in Las Vegas, Nevada, with gas and water operations in Reno. The Sierra Pacific Board of Directors, which will be classified into three separate classes, will consist of 14 members, one-half of whom will be designated by Nevada Power and one-half of whom will be designated by Sierra Pacific. Michael R. Niggli, Nevada Power's current President and COO will be entitled to serve as Chairman and CEO of Sierra Pacific and Chairman of each of Sierra Pacific's subsidiaries for such time as provided in his employment agreement dated the Effective Time. Malyn K. Malquist, Sierra Pacific's current Chairman, President and CEO, will be entitled to serve as President and COO of Sierra Pacific and President and CEO of each of Sierra Pacific's subsidiaries for such time as provided in his employment agreement dated the Effective Time.

          The Merger Agreement provides that the parties may terminate the Merger Agreement under certain circumstances, including:

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     .    By mutual consent of the parties;

     . By either party if the Mergers have not been completed on or before 18 months from signing of the Merger Agreement, unless all conditions to the Mergers have been satisfied except the receipt of required regulatory approvals, in which case the Merger Agreement may not be terminated under this provision until the second anniversary of the signing of the Merger Agreement;

     . By either party if the stockholders of either party do not approve the transactions contemplated by the Merger Agreement or if legal requirements prohibit the Mergers;

     . By either party if it becomes the target of a third-party takeover proposal and such party's directors determine in good faith, based on the advice of outside counsel, that failure to accept such proposal could reasonably be expected to be a breach of its fiduciary duties under applicable law and such party is unable to negotiate adjustments to the Merger Agreement such that the target company's directors are able to proceed with the Merger Agreement as adjusted;

     . By either party if there exists any inaccuracies in the other party's representations that would result in a material adverse effect on such party, or such party fails to perform its obligations under the Merger Agreement in any material respect, and, in each case, such party fails to remedy such inaccuracy or failure within 20 days of notice thereof by the other party;

     . By either party if the other party's directors withdraw or adversely modify their recommendation of the transaction or approve any alternative transaction; or

     . By either party if a change in control of the other party occurs or a majority of the members of the other party's board of directors changes.

          The Merger Agreement provides that if the Merger Agreement is terminated because of a party's breach of its representations or failure to perform its obligations, the defaulting party will be required to pay up to $10 million of the other party's expenses incurred in connection with the transaction. If such breach or failure is willful, there is no limit on such reimbursement, and, if there is a pending third-party takeover proposal that is not rejected and withdrawn and that is consummated within 2-1/2 years of termination, the defaulting party will be required to pay a cash termination fee of $52.5 million, less any amounts that may have been previously paid as reimbursement for expenses.

          The Merger Agreement further provides that if (a) the Merger Agreement is terminated by either party because (i) it or the other party accepts a third-party takeover proposal or the other party withdraws or adversely modifies its recommendation of the transaction, (ii) either party fails to obtain its stockholders' approval or (iii) the other party fails to call a special

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stockholders' meeting and recommend approval of the transactions contemplated by the Merger Agreement and (b) at the time of such event there is pending a third-party takeover proposal that is not rejected by the target directors and withdrawn by the bidder and (c) such takeover proposal is ultimately consummated within 2-1/2 years of termination, the defaulting party will be required to pay a cash termination fee of $52.5 million, less any amounts that may have been previously paid as reimbursement for expenses. In no event, will either party be required to pay both the fee described in this paragraph and the fee described in the preceding paragraph.

          In connection with approving the Merger Agreement and the transactions contemplated thereby, the Nevada Power Board of Directors approved an amendment to Nevada Power's Rights Agreement, to render it inapplicable to the Second Merger and the other transactions contemplated by the Merger Agreement. In addition, the Rights Agreement will now expire on the earlier to occur of October 14, 2000, or the time that is immediately prior to completion of the Second Merger. Nevada Power currently anticipates the Second Merger will be completed in about one year.

          In connection with entering into the Merger Agreement, Nevada Power will discontinue issuing new shares of Nevada Power Common Stock under the Nevada Power dividend reinvestment plan and employee benefit plans. Until completion of the Mergers, Nevada Power will continue to meet its obligations under such plan by purchasing shares of Nevada Power Common Stock in the open market.

          The Merger Agreement, the Amendment to Rights Agreement and the press release issued by Nevada Power in connection therewith are filed herewith as Exhibits 2.1, 10.1 and 99.1, respectively, and are incorporated herein by reference. The description of the Merger Agreement and the Amendment to Rights Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of such agreement.

          Related Dividend Action. At the time it approved the Merger Agreement and the transactions contemplated thereby, the Nevada Power Board of Directors stated that, after it considers its August 1998 dividend at the current rate of $0.40 per share per quarter ($1.60 per share annually), it intends to adopt the expected initial annual dividend rate of Sierra Pacific subsequent to consummation of the Mergers. This would result in an indicated quarterly dividend rate of $0.25 per share ($1.00 per share annually) for periods following the August 1998 dividend payment. Nevada Power's 1997 dividend payout ratio was 97% of net income. Nevada Power believes that the new dividend rate would be more closely in line with industry trends and would provide equity capital to fund Nevada Power's significant growth. The declaration of future dividends is subject to the discretion of the appropriate Board of Directors (of Nevada Power prior to the Mergers and of Sierra Pacific after the Mergers) which will consider, among other things, the company's financial condition and results of operations, as well as regulatory issues.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Business Acquired.  Not applicable.

(b)  Pro Forma Financial Information.  Not applicable.

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(c)  Exhibits

2.1 Agreement and Plan of Merger, dated as of April 29, 1998, by and among Nevada Power Company, a Nevada corporation, Sierra Pacific Resources, a Nevada corporation, LAKE Merger Sub, Inc., a Nevada corporation, and DESERT Merger Sub, Inc., a Nevada corporation

10.1 Amendment, dated as of April 29, 1998, to the Rights Agreement, dated as of October 15, 1990, between Nevada Power Company, a Nevada corporation, and Chase Manhattan Bank, N.A., as Rights Agent.

99.1 Press Release, dated April 30, 1998

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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 1998     Nevada Power Company



                          By:  /s/ Charles A. Lenzie
                               ---------------------------------
                               Charles A. Lenzie
                               Chairman of the Board and Chief Executive Officer

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                                 EXHIBIT INDEX
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Exhibit No.
-----------

2.1 Agreement and Plan of Merger, dated as of April 29, 1998, by and among Nevada Power Company, a Nevada corporation, Sierra Pacific Resources, a Nevada corporation, LAKE Merger Sub, Inc., a Nevada corporation, and DESERT Merger Sub, Inc., a Nevada corporation. Nevada Power agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

10.1 Amendment, dated as of April 29, 1998, to the Rights Agreement, dated as of October 15, 1990, between Nevada Power Company, a Nevada corporation, and Chase Manhattan Bank, N.A., as Rights Agent.

99.1 Press Release, dated April 30, 1998

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